UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): December 1, 2004

                      SYNTHETIC TURF CORPORATION OF AMERICA
             (Exact name of registrant as specified in its charter)

           Nevada                      33-5902            22-2774460
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
       of incorporation)                                  Identification No.)

           2535 Pilot Knob Rd, #118, Mendota Heights, Minnesota   55120
        (Address of principal executive offices)                 (Zip Code)

       Registrant's telephone number, including area code: (651) 452-1606

                                 Not Applicable
          (Former name or former address, if changed since last report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General
Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


Item 2.01 Completion of Acquisition or Disposition of Assets.

(a) Effective December 1, 2004, the Registrant sold, transferred and delivered all of its assets relating to its artificial turf business to its wholly-owned subsidiary, Perfect Turf, Inc. The assets transferred were valued at net book value, and were transferred with all associated liabilities of the Registrant's artificial turf business. The subsidiary paid for the assets by assuming the liabilities and issuing shares of its common stock to the Registrant. Subsequent operations of the subsidiary will be consolidated in the Registrant's financial statements. No gain or loss will be recorded in the transaction. The Registrant has filed with the Securities and Exchange Commission to become a Business Development Company and therefore the divestment of the artificial turf business is consistent with the future plans of the Registrant.

(b) Effective December 6, 2004, the Registrant also established a further wholly-owned subsidiary, Sarbox Solutions, Inc., for the purpose of providing administrative support and regulatory compliance services to portfolio companies and other potential client companies.

Item 3.02 Unregistered Sales of Equity Securities.

On December 1, 2004, the Registrant sold and issued 10,125,934 shares of its Serial A preferred stock, for a price per share of $0.005, in conversion and full settlement of certain indebtedness, in the amount of $50,630, previously held by a creditor of the Registrant. The transaction will be recorded as an extinguishment of indebtedness. The transaction was exempt from registration pursuant to Rule 144 (17 CFR 230.144), because the creditor is an accredited investor. The preferred shares will be reclassified and reverse split pursuant to the action of the Registrant described in Item 3.03 below.

Item 3.03 Material Modification to Rights of Security Holders.

On December 3, 2004, and pursuant to authority previously granted the Registrant's board of directors, the Registrant amended its articles of incorporation to effect a reclassification in the nature of a 100 for 1 reverse split of its outstanding common and preferred shares. The amendment has a delayed effective date of December 14, 2004, when the Registrant will obtain a new trading symbol for its registered common shares. The reclassification will materially modify the rights of holders of each and every issued and outstanding share of the Registrant's common stock and preferred stock, including the preferred shares issued in the transaction described above in Item
3.02 of this Report. Pursuant to this action, the Registrant's issued and outstanding common shares will be reduced (before giving effect to rounding) from 215,808,038 to 2,158,080, and the Registrant's issued and outstanding preferred shares will be reduced from 10,125,934 to 101,260.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a) The Board of Directors of the Registrant has elected Mr. Patrick Charles to the Registrant's Board of Directors, effective December 3, 2004. The Board of Directors has not yet determined the committees of the Board to which Mr. Charles will be named. The Registrant will file an amendment to this Form 8-K when such information becomes available. There is no transaction, or series of similar transactions, since the beginning of the Registrant's last fiscal year, or any currently proposed transaction, or series of similar transactions, to which the Registrant or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which Mr. Charles had, or will have, a direct or indirect material interest.

(b) Effective November 30, 2004, Mark Crist resigned as a director and treasurer of the Registrant. Gary Borglund, the Chief Executive Officer of the Registrant, will temporarily assume the office of treasurer vacated by Mr. Crist. Mr. Crist's resignation is not the result of any disagreement with the Registrant on any matter relating to the Registrant's operations, policies or practices.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) See Item 3.03 above.

(b) On December 3, 2004, and pursuant to consent resolutions adopted by a majority vote of the Registrant's issued and outstanding capital shares, the board of directors of the Registrant further amended and restated the Registrant's articles of incorporation, with a delayed effective date, for the purpose of changing the Registrant's name to "City Capital Corporation" and adding certain administrative provisions consistent with the Registrant's recent election to be treated as a Business Development Company subject to Sections 55 through 65 of the Investment Company Act of 1940. For more particulars and the full text of the Registrant's amended and restated articles of incorporation, see Schedule 14C Information
Statement filed by the Registrant with the Commission on December 8, 2004.

Item 9.01 Financial Statements and Exhibits.

None
                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                       SYNTHETIC TURF CORPORATION OF AMERICA,
                                       REGISTRANT


Date: December 8, 2004                 By: /s/ Gary Borglund
                                       ---------------------------
                                       Gary Borglund
                                       Chief Executive Officer